Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171926 on Form S-8 of Rent-A-Center, Inc. of our report dated August 13, 2020 appearing in this Annual Report on Form 11-K of Rent-A-Center East, Inc. Retirement Savings Plan for Puerto Rico Employees for the year ended December 31, 2019.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
August 13, 2020